Exhibit 99.1

Contact:

Rush Enterprises Inc., San Antonio

Martin A. Naegelin, Jr., 830-626-5230

Adam Friedman Associates

Rick Hilton, 212-981-2529, ext 22

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER RESULTS

EPS Increases to $0.31 with 74.9% Increase in Revenues

SAN ANTONIO, Texas, April 18, 2005 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Texas, today announced results for the first quarter ended March 31, 2005.

First Quarter Results

In the first quarter, the Company’s gross revenues totaled $402.0 million, a 74.9% increase from gross revenues of $229.9 million reported for the first quarter ended March 31, 2004. Income from continuing operations was $7.7 million, or $0.31 per diluted share, during the first quarter of 2005 compared to $2.1 million or $0.14 per diluted share in the first quarter of 2004. Net income for the quarter was $7.7 million, or $0.31 per diluted share, compared with net income of $2.2 million, or $0.14 per diluted share, reported in the quarter ended March 31, 2004.

The Company’s truck segment recorded revenues of $388.5 million in the first quarter of 2005, compared to $217.7 million in the first quarter of 2004. The Company delivered 2,185 new heavy-duty, 624 new medium-duty and 980 used trucks during the first quarter of 2005 compared to 999 new heavy-duty, 327 new medium-duty and 775 used trucks for the same period in 2004. Truck parts, service and body shop sales increased 23.8% from $63.4 million in the first quarter of 2004 to $78.5 million in the first quarter of 2005.  These results include sales at the dealerships acquired from American Truck Source, Inc. (ATS) in January.

The Company’s construction equipment segment recorded revenues of $11.3 million in the first quarter of 2005, compared to $10.5 million in the first quarter of 2004.  New and used construction equipment unit sales revenue increased 6.7% from $7.5 million in the first quarter of 2004 to $8.0 million in the first quarter of 2005.  Construction equipment parts, service and body shop sales increased 18.5% from $2.7 million in the first quarter of 2004 to $3.2 million in the first quarter of 2005.

Expanding Reach

Rush is pursuing a growth strategy that expands its geographic reach while enhancing its overall results.  As part of its efforts to integrate ATS into the Rush Truck Center network and expand our presence in the important Nashville market, the Company will relocate the Nashville dealership it acquired from ATS to a recently purchased 120,000-square-foot facility during the summer of 2005. The new facility is double the size of the Company’s existing Nashville dealership. Plans are also underway to relocate several other existing Rush Truck Centers to better serve its customers.  Construction is almost complete on a new 41,000-square-foot facility on Interstate 10 where the Company will relocate its existing Mobile, Alabama dealership. Additionally, the Company continues to pursue acquisitions of new medium-duty truck dealerships in the markets it already serves.

CEO Quote
In announcing the results, W. Marvin Rush, Chairman and Chief Executive Officer of Rush Enterprises, said, “Truck sales are back and, as a result, Rush Enterprises is pleased with its first quarter performance.  Manufacturers and component suppliers expected U.S. heavy-duty truck sales to approach 186,000 units in 2004.  In fact, U.S. heavy-duty truck sales totaled about 203,000 units in 2004, a 40% increase over 2003.  Manufacturers and component suppliers currently estimate 2005 U.S. heavy-duty truck sales to approach 255,000 units, but it appears customers would purchase more units if the manufacturers could build more.  Rush is well positioned to capitalize on this growing demand by maintaining its focus on fundamentals and improving the Rush bottom line.”  Mr. Rush added, “I’m very excited to report that our “quality of earnings” improved dramatically this quarter as our absorption rate increased more than six percent over our absorption rate in the first quarter of 2004.”

Mr. Rush continued, “Our customer base has increased tremendously, now that we ‘own’ the Dallas and Nashville markets through our recent acquisition of American Truck Source.  While ATS was successful, we believe there are major opportunities for Rush to improve its business and we have already begun integrating our culture and operating strategy into the acquired businesses.  We also set a goal this year to strengthen the depth of our product offering by selling 2,500 medium-duty trucks in 2005, compared to the 1,766 we sold in 2004, with the ultimate goal of eventually selling as many medium-duty trucks as we do Class 8 trucks.”

Conference Call

Rush Enterprises will host a conference call to review its first quarter results on April 19, 2005 at 10 a.m. ET/9 a.m. CT. The call can be heard live by dialing 800.901.5247 (US) or 617.786.4501 (International) and entering the passcode 67194684, or via the web on the ‘Events’ section of the Company’s website at www.RushEnterprises.com, or at www.earnings.com, or www.streetevents.com.  For those who cannot listen to the live broadcast, the Webcast and audio replay will be available until April 29, by dialing 888.286.8010 (US) or 617.801.6888 (International) and entering the passcode 97331725.

About Rush Enterprises

Rush Enterprises operates the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of 44 Rush Truck Centers located in Texas, California, Oklahoma, Colorado, Arizona, New Mexico, Alabama, Florida and Tennessee. The Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment; purchase insurance products; purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning industry conditions, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general economic conditions, cyclicality, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2005 AND DECEMBER 31, 2004

(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$98,277	$158,175
Accounts receivable, net	44,184	30,296
Inventories	278,108	189,792
Prepaid expenses and other	1,214	1,418
Deferred income taxes	1,544	1,544

Total current assets	423,327	381,225

PROPERTY AND EQUIPMENT, net	164,529	138,953

OTHER ASSETS, net	98,923	45,755

Total assets	$686,779	$565,933

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Floor plan notes payable	$252,722	$168,002
Current maturities of long-term debt	20,280	16,083
Advances outstanding under lines of credit	2,613	2,434
Trade accounts payable	20,255	16,970
Accrued expenses	43,364	39,495

Total current liabilities	339,234	242,984

LONG-TERM DEBT, net of current maturities	96,350	79,973

DEFERRED INCOME TAXES, net	20,169	20,169

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 1,000 shares authorized; 0 shares outstanding in 2004 and 2005	—	—
Common stock, par value $.01 per share; 50,000,000 shares authorized; 23,896,976 shares outstanding at December 31, 2004 and 23,954,858 outstanding at March 31, 2005	240	239
Additional paid-in capital	156,957	156,423
Retained earnings	73,829	66,145

Total shareholders’ equity	231,026	222,807

Total liabilities and shareholders’ equity	$686,779	$565,933

RUSH ENTERPRISES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
REVENUES:
New and used truck sales	$298,931	$146,268
Parts and service	83,009	67,005
Construction equipment sales	7,976	7,543
Lease and rental	7,703	6,671
Finance and insurance	3,163	1,723
Other	1,261	674

Total revenues	402,043	229,884

COST OF PRODUCTS SOLD:
New and used truck sales	278,370	135,445
Parts and service	50,006	41,708
Construction equipment sales	7,018	6,664
Lease and rental	5,702	4,748

Total cost of products sold	341,096	188,565

GROSS PROFIT	60,947	41,319

SELLING, GENERAL AND ADMINISTRATIVE	43,608	34,594

DEPRECIATION AND AMORTIZATION	2,413	2,196

OPERATING INCOME	14,926	4,529

INTEREST EXPENSE, NET	2,494	1,455

GAIN ON SALE OF ASSETS	63	430

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	12,495	3,504

PROVISION FOR INCOME TAXES	4,811	1,402

INCOME FROM CONTINUING OPERATIONS	7,684	2,102

GAIN FROM DISCONTINUED OPERATIONS, NET	0	53

NET INCOME	$7,684	$2,155

EARNINGS PER COMMON SHARE - BASIC
Income from continuing operations	$.32	$.15
Net income	$.32	$.15
EARNINGS PER COMMON SHARE - DILUTED
Income from continuing operations	$.31	$.14
Net income	$.31	$.14

Weighted average shares outstanding:

Basic	23,955	14,122
Diluted	24,853	15,257